EXHIBIT 12(b)
FLORIDA POWER & LIGHT COMPANY COMPUTATION OF RATIOS
Nine Months Ended September 30, 2001

(millions)
RATIO OF EARNINGS TO FIXED CHARGES

Earnings, as defined:
Net income	$581
Income taxes	326
Fixed charges, as below	154

Total earnings, as defined	$1,061

Fixed charges, as defined:
Interest charges	$144
Rental interest factor	5
Fixed charges included in nuclear fuel cost	5

Total fixed charges, as defined	$154

Ratio of earnings to fixed charges	6.89

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Earnings, as defined:
Net income	$581
Income taxes	326
Fixed charges, as below	154

Total earnings, as defined	$1,061

Fixed charges, as defined:
Interest charges	$144
Rental interest factor	5
Fixed charges included in nuclear fuel cost	5

Total fixed charges, as defined	154

Non-tax deductible preferred stock dividends	11
Ratio of income before income taxes to net income	1.56

Preferred stock dividends before income taxes	17

Combined fixed charges and preferred stock dividends	$171

Ratio of earnings to combined fixed charges and preferred stock dividends	6.20